Exhibit 99.4
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William A. McWhirter II,
Senior Vice President and Group President
Construction Products, Energy Equipment and Inland Barge Groups
April 30, 2014

Thank you Tim and good morning everyone.

The Inland Barge Group achieved strong margins during the first quarter on slightly lower revenue due to a favorable product mix and production efficiencies in our plants.

During the first quarter, we received orders totaling approximately $215 million, bringing the barge backlog to $508 million at the end of March. Our production plans for 2014 are now solidified and orders are being taken for deliveries in 2015.

Demand for hopper barges is recovering as scrap prices improve and barge traffic along the inland water ways increases due to stronger exports of corn, wheat, and soybeans. Demand drivers for tank barges continue to be favorable, with backlogs in the industry stretching into 2015. As infrastructure investments in the energy sector are completed, we expect additional expansion in downstream markets, resulting in rising shipments of chemical and petrochemical commodities.

As a result of the improvement in hopper barge demand and the level of orders taken during the quarter, we recently shifted some production capacity from smaller tank barges to hopper barges. We also enhanced our profit forecast for the Inland Barge Group in 2014.

I am pleased with how our Barge Group has responded to various demand drivers and maximized efficiencies within the plants to drive profit. This group’s operational flexibility is a key differentiator, enabling us to enhance profitability and respond to our customers’ needs.

Moving to our Construction Products Group

Year-over year revenue increased modestly during the first quarter due to acquisition-related volumes. A more favorable product mix drove an increase in operating margin from 7.4% during the first quarter of last year to 9.3% this year on an adjusted basis excluding the gain on a land sale. I am pleased with the performance of this Group considering much of the first quarter was negatively impacted by poor weather conditions across the country.

Included in the first quarter profit is an $11.2 million gain on the sale of certain land held by our aggregate business. This gain was included in our annual guidance provided for the Group on our last conference call.

First quarter results for our Construction Products group typically reflect a seasonal low point, and we expect a pickup in activity across the Group’s portfolio during the summer construction season. So far this quarter, we are seeing strong demand in the Texas market, which is usually a good indicator of overall demand for our aggregates business. Inquiry levels for highway products continue to remain stable compared to 2013, although uncertainty exists due to the upcoming expiration of the current Federal Highway Bill in October. We are monitoring potential legislation closely and are prepared to respond should demand levels change.

Moving to our Energy Equipment Group

During the first quarter, the Group set a new record for quarterly revenues, and increased its operating profit performance year over year by 54%. Revenues and profit increased primarily due to higher shipments of storage containers serving the energy sector coupled with improved performance in our wind tower business. I am pleased with the progress we are making integrating our recently acquired companies.

In the first quarter, we announced three acquisitions in the Energy Equipment Group. Two of the acquisitions are in the cryogenic containers market, which places Trinity among the North American market leaders providing cryogenic transportation equipment. The addition of Platinum Energy Services expands our product portfolio to include energy-related equipment used at the well-site and in midstream locations. These businesses combined are expected to add revenue of $90 to $100 million on an annual basis.

We continue to invest resources to identify and pursue opportunities to add new businesses to our industrial portfolio that enhance our competencies, complement our product offerings, and expand our reach in the markets we are pursuing.

Overall, I am pleased with our performance during the first quarter.

At this time, I will turn the presentation over to Steve.